EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Certain of IMC Global Inc.'s subsidiaries are listed below. These subsidiaries are all included in the Company's consolidated financial statements, and collectively, together with IMC Global Inc., account for more than 90 percent of consolidated net sales and earnings from continuing operations before income taxes.

	Jurisdiction of Incorporation	Percent Ownership

IMC Global Operations Inc.	Delaware	100%
IMC Phosphates Company	Delaware	53.5%
IMC Global Potash Holdings Inc.	Delaware	100%
International Minerals & Chemical (Canada) Global Limited	Canada	100%
The Vigoro Corporation	Delaware	100%
KCL Holdings, Inc.	Delaware	100%
IMC USA Inc.	Delaware	100%
IMC Potash Colonsay Inc.	Delaware	100%
IMC Potash Carlsbad Inc.	Delaware	100%
IMC Canada Ltd.	Canada	100%
Western Ag-Minerals Company	Nevada	100%
Phosphate Resource Partners Limited Partnership	Delaware	51.6%
IMC Inorganic Chemicals Inc.	Delaware	100%
IMC Global Australia Pty. Ltd. (Australia)	Australia	100%

A number of subsidiaries are not shown, but even as a whole they do not constitute a significant subsidiary.